            June 24, 2008

            BY FEDERAL EXPRESS AND
            FACSIMILE TO 202-772-9210

            John P. Nolan
            Accounting Branch Chief
            Securities and Exchange Commission
            Division of Corporate Finance
            450 Fifth Street, N.W.
            Washington, D.C. 20549-0408

            Re:       Popular, Inc. (File No. 0-13818)
                        Comment Letter dated July 14, 2008

            Dear Mr. Nolan:

            On behalf of Popular, Inc. we hereby request until August 4, 2008 to reply to the above referenced comment letter.

            If you have any questions regarding the above request, please do not hesitate to contact Ileana Gonzalez, our Controller, at 787-763-3258 or 787-505-3793, or the
            undersigned at 787-763-3258.

            Very truly yours,

            /s/Susie Vendrell

            Susie Vendrell
            Vice President and
            Assistant Comptroller

            c: Edwin Adames, Senior Staff Accountant